Exhibit 10.28
COMMERCIAL LOAN AGREEMENT
     This COMMERCIAL LOAN AGREEMENT (“Agreement”), dated as of this 31st day of December, 2008, by and between BROOKE CAPITAL CORPORATION, a Kansas corporation (“Borrower”), and BROOKE CAPITAL ADVISORS, INC., a Kansas corporation, (“Lender”).
     WHEREAS, the Borrower and Lender have ongoing business dealings and Lender is a Subsidiary of Borrower;
     WHEREAS, the Borrower has requested, and subject to the terms and conditions of this Agreement, the Lender has agreed to make a loan to Borrower in the sum of Twelve Million, Three Hundred and Eighty-Two Thousand Dollars ($12,382,000.00);
     WHEREAS, the Loan shall be evidenced by a Promissory Note of even date herewith from Borrower to Lender (the “Note”);
     WHEREAS, the purpose of the loan is to restructure debt to increase Borrower’s long term debt and decrease its short term obligations as acquired in conjunction with Borrower’s merger with Brooke Franchise Corporation and for such other business purposes as the Borrower may engage in subject to Lender’s approval;
     WHEREAS, Borrower has agreed and contracted to acquire (the “Acquisition”) one hundred percent (100%) of Delta Plus Holdings, Inc. (“Delta Plus”), the holding company that owns one hundred percent (100%) of both Traders Insurance Company (“TIC”) and Traders Insurance Connection, the Managing General Agency associated with Traders Insurance Company (“MGA-TIC”);
     WHEREAS, upon completion of said Acquisition, Delta Plus and MGA-TIC shall be added as Co-Borrowers (“Co-Borrowers”) to this Agreement, the Note, and all related Loan Documents, and one hundred percent (100%) of the stock of Delta Plus, TIC, and MGA-TIC shall be pledged as additional security for the Loan;
     WHEREAS, Borrower shall also pledge as security for the Loan one hundred percent (100%) of its right, title, and interest in First Life America Insurance Company (together with Delta Plus, TIC and MGA-TIC, the “Pledged Companies);
     WHEREAS, Borrower’s parent, BROOKE CORPORATION, a Kansas corporation, (“Guarantor”), shall fully guaranty Borrower’s prompt, punctual and full payment of Borrower’s Obligations to Lender pursuant to this Agreement, the Note, and other Loan Documents;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

SECTION 1. DEFINITIONS.
     1.1 Certain Defined Terms. As used in this Agreement, and in any other Loan Document (unless otherwise specified therein), the following terms shall have the following meanings:
     “Acquisition” has the meaning assigned to such term in the preamble of this Agreement.
     “Affiliate” means any Person: (a) who directly or indirectly controls, is controlled by, or is under common control with, either Borrower or First Life America; (b) who directly or indirectly owns or holds ten percent (10%) or more of any equity interest in Borrower; (c) who owns or holds ten percent (10%) or more of the stock or other equity interest having voting power for the election of directors or the power to direct or cause the direction of management, and is directly or indirectly owned or held by Borrower; or (d) who has a senior executive officer who is also a senior executive officer of either Borrower or First Life America. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management by selection of a director or directors or the appointment of officers and/or the policies of a Person, whether through the ownership of voting securities or other equity interest, or by contract or otherwise.
     “Agreement” means this Commercial Loan Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Asset Disposition” means the disposition, whether by sale, lease, transfer, loss, damage, destruction, condemnation or otherwise, of any or all of the assets of Borrower or any Subsidiary.
     “Borrower” has the meaning assigned to such term, and is the party designated, in the preamble of this Agreement. Upon completion of the Acquisition, the term Borrower as used in this Agreement, the Note, and all Loan Documents shall also include Co-Borrowers.
     “Capital Lease” means any lease of any property (whether real, personal or mixed) that, in conformity with GAAP, should be accounted for as a capital lease.
     “Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within six (6) months from the date of acquisition thereof; (b) commercial paper maturing no more than six (6) months from the date issued and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service, Inc.; and (c) certificates of deposit or bankers’ acceptances maturing within six (6) months from the date of issuance thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000 and not subject to setoff rights in favor of such bank.
     “Co-Borrower” has the meaning assigned to such term in the preamble of this Agreement. Upon completion of the Acquisition, the term Borrower as used in this Agreement, the Note, and all Loan Documents shall also include Co-Borrower.
     “Collateral” has the meaning as set forth in subsection 2.4.

     “Commitment” means the commitment of Lender to make the Loan pursuant to subsection 2.1(A), in the aggregate amount of Twelve Million, Three Hundred and Eighty-Two Thousand Dollars ($12,382,000.00).
     “Delta Plus” has the meaning assigned to such term in the preamble of this Agreement.
     “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of Borrower or First Life America or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower or First Life America or any current or former ERISA Affiliate.
     “Environmental Laws” means any present or future federal, state or local law, rule, regulation or order relating to pollution, waste, disposal, or the protection of human health or safety, plant life or animal life, natural resources or the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “ERISA Affiliate,” as applied to Borrower or First Life America Insurance Company, means any Person who is a member of a group that is under common control with Borrower or First Life America Insurance Company or any Affiliate thereof, who together with Borrower or First Life America Insurance Company is treated as a single employer within the meaning of Section 414(b) and (c) of the IRC.
     “First Life America” means First Life America Insurance Company, a Kansas corporation.
     “Guaranty” means Brooke Corporation’s guaranty of Borrower’s Obligations under this Agreement, the Note, and other Loan Documents.
     “Indebtedness,” as applied to any Person, means without duplication: (a) all indebtedness for borrowed money; (b) all obligations under leases that in accordance with GAAP, constitute Capital Leases; (c) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services; (e) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that person; (f) all obligations in respect of letters of credit or bankers’ acceptances; and (g) any advances under any factoring arrangement.
     “Insurance Entity” means any insurance company, reinsurance company, managing general agency, broker or insurance supplier, whether or not an Affiliate of Borrower.
     “IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.
     “Liabilities” shall have the meaning given that term in accordance with GAAP, and shall include Indebtedness.
     “Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind, whether voluntary or involuntary, (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any filing of UCC financing statements or similar instruments.
     “Loan” refers to all advances made under the terms of this Agreement.

     “Loan Documents” means this Agreement, the Note, the Security Documents, the Guaranty, and all other instruments, documents and agreements executed by or on behalf of Borrower or an Affiliate thereof and delivered concurrently herewith or at any time hereafter to or for Lender in connection with the Loan and transactions contemplated by this Agreement, as such documents are amended, restated, supplement or modified from time to time.
     “Managing Agreement” means any agency, producer, broker or managing general agency agreement or similar such contracts between Borrower or First Life America and any Insurance Entity.
     “Material Adverse Effect” means as determined by Lender, in its sole, reasonable, commercial discretion, a material adverse effect upon (a) the business, operations, prospects, properties, assets or condition (financial or otherwise) of Borrower, or (b) the ability of Borrower to perform its obligations under any Loan Documents or of Lender to enforce or collect any of the Obligations.
     “Material Agency Agreement” means any one or more Managing Agreements with an Insurance Entity or Insurance Entities through which Borrower has received ten percent (10%) or more of their gross revenues during the immediately preceding twelve (12) calendar months.
     “MGA-TIC” has the meaning assigned to such term in the preamble of this Agreement.
     “Note” means a promissory note of Borrower in a form acceptable to the Lender, issued pursuant to subsection 2.1(B).
     “Obligations” means all obligations, liabilities and indebtedness of every nature or kind of Borrower from time to time owed to Lender under the Loan Documents including the principal amount of the Loan, claims and indebtedness, accrued and unpaid interest and all fees, indemnities, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable to Lender including, without limitation, all interest, fees, costs and expenses accrued or incurred after the filing of any petition under any bankruptcy or insolvency law.
     “Permitted Encumbrances” means the following types of Liens: (a) Liens (other than Liens relating to Environmental Claims or ERISA) for taxes, assessments or other governmental charges: (i) not yet due and payable; or (ii) due and payable that are being contested in good faith by appropriate proceedings, provided that, in the case of Liens under this clause (iii), a reserve shall have been established in the amount of the claims for any such taxes, assessments or other governmental charges to the extent required by GAAP; (b) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than thirty (30) days delinquent; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (d) easements, rights-of-way, restrictions, and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Borrower or its Subsidiaries; (e) Liens for purchase money obligations, provided that (i) the Indebtedness secured by any such Lien is permitted under subsection 6.1 and (ii) such

Lien encumbers only the asset so purchased; (f) Liens in favor of Lender; and (g) Liens set forth on Schedule 1.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations whether or not legal entities, and governments and agencies and political subdivisions thereof.
     “Pledged Companies” has the meaning assigned to such term in the preamble of this Agreement.
     “Security Agreements” means (i) the continuing Stock Pledge and Security Agreement dated as of the date hereof between Borrower and Lender and any amendments thereto, and (ii) the continuing Stock Pledge and Security Agreement to be entered into upon completion of the Acquisition and pursuant to the Affirmative Covenant set forth in this Agreement at subsection 5.1(C).
     “Security Documents” means the Security Agreements, the Guaranty, and any other document or agreement under which Borrower grants Liens from time to time on any of its assets or otherwise secures its Obligations under this Agreement to Lender.
     “Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of the Person or a combination thereof.
     “TIC” has the meaning assigned to such term in the preamble of this Agreement.
     “UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Kansas, as amended from time to time, and any successor statute.
     1.2 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Lender pursuant to subsection 5.2 shall be prepared in accordance with GAAP (as in effect at the time of such preparation) on a consistent basis. In the event any “Accounting Changes” (as defined below) shall occur and such changes affect financial covenants, standards or terms in this Agreement, then Borrower and Lender agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of Borrower shall be the same after such Accounting Changes as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by Borrower and Lender, (A) all financial covenants, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (B) Borrowers shall prepare footnotes to each Compliance Certificate and the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (a) changes in accounting principles required by GAAP and implemented by Borrowers and their Subsidiaries; (b) changes in accounting principles recommended by Borrower’s certified public accountants; and (c) changes in carrying value of Borrower’s assets, liabilities or equity accounts resulting from any adjustments in excess of $50,000 in the aggregate that, in each case, were applicable to, but not included in, the most recent financial statements of Borrower delivered to Lender on or prior to the date of this Agreement.
     1.3 Other Definitional Provisions. References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement or any other Loan Document; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.
SECTION 2. LOAN.
     2.1 Loan Amount; Note.
          (A) Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower set forth herein and in the other Loan Documents, Lender agrees to loan Borrower as much as Twelve Million Three Hundred and Eighty-Two Thousand Dollars ($12,382,000.00).
          (B) Note. Borrower shall execute and deliver to Lender with appropriate insertions a Note to evidence the Loan. In the event of an assignment under subsection 8.1, Borrower shall, upon surrender of the Note, issue a new Note to reflect the interest held by the assigning Lender and its assignee or assignees.
          (C) Evidence of Loan Obligation. The Loan shall be evidenced by this Agreement, the Note, the Loan Documents, and notations made from time to time by Lender in its books and records, including computer records. Lender shall record in its books and records, including computer records, the principle amount of the Loan owing to it from time to time. Lender’s books and records shall constitute presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Failure by the Lender to make any such notation or records shall not affect the obligations of Borrower to Lender with respect to any Loan or the presumption as hereinabove set forth.

     2.2 Interest.
          (A) Rate of Interest. The Loan and all other Obligations shall bear interest from the date such Loan is made or such other Obligations are incurred to the date paid at a rate equal to the daily Prime Rate as published in the Wall Street Journal plus four and one-half percent (4.5%). This rate may change daily and any change in the interest rate will take effect on the following day. Payments due Lender will change on the 15th day of the calendar month following the month during which the rate of interest changed.
          (B) Interest Laws. Notwithstanding any provision to the contrary contained in this Agreement or any other Loan Document, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then in such event: (1) the provisions of this subsection shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against the outstanding principal balance of the Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Obligations shall remain at the Maximum Rate until Lender shall have received the amount of interest which Lender would have received during such period on such Obligations had the rate of interest not been limited to the Maximum Rate during such period.
     2.3 Payments and Prepayments.
          (A) Manner and Time of Payment. All payments made by Borrower with respect to the Obligations, the Loan and the Note, shall be made in immediately available funds in Dollars without deduction, defense, setoff or counterclaim. All payments to Lender hereunder shall be made no later than 11:00 a.m., (Central Standard Time), on the date on which such payment shall become due and shall be made by wire transfer to Lender’s account as follows:

          (B) Repayments. The Loan amount of Twelve Million Three-Hundred and Eighty-Two Thousand Dollars ($12,382,000.00) shall be repaid based upon an eighty-four (84) month principal payment amortization period, together with interest pursuant to this Agreement, and a balloon payment of all accrued and unpaid interest and principal due and payable on the last day of the forty-eighth (48th) month from the date of the Note. Payments shall be made monthly, payable on the fifteenth (15th) day of every month (or the next business day if the 15th day of such month is not a business day), commencing on the 15th day of the month next following the execution of this agreement.
          (C) Voluntary Prepayments. Voluntary prepayments of the Loan, whether in whole or in part, may be made by Borrower at any time, subject to subsection 2.3(D).
          (D) Terms Applicable to Prepayments. Any prepayment of the Loan during the first twelve (12) months from the date of the Note shall be subject to a prepayment premium equal to one and one-half percent (1.5%) of the outstanding balance of the Loan. This prepayment penalty shall not apply after the last day of the twelfth (12th) month following the date of the Note. All prepayments of the Loan shall be made together with payment of all interest accrued on the amount repaid through the date of such prepayment.
     2.4 Collateral. Borrower hereby pledges the following as security for its Obligations under this Agreement, the Note, and other Loan Documents:
     (A) one hundred percent (100%) of Borrower’s right title and interest in First Life America Insurance Company, of any nature or kind including without limitation preferred or common stock/ownership interest evidenced by a stock/membership interest pledge agreement, stock/membership assignments, voting proxies, and possession stock/member certificates which will be held in safekeeping with Lender;
     (B) upon completion of the Acquisition, one hundred percent (100%) of Borrower’s right title and interest in Delta Plus, of any nature or kind including, without limitation, preferred or common stock/ownership interest evidenced by a stock/membership interest pledge agreement, stock/membership assignments, voting proxies, and possession stock/member certificates which will be held in safekeeping with Lender;
     (C) upon completion of the Acquisition, one hundred percent (100%) of Borrower’s right title and interest in TIC, of any nature or kind including, without limitation, preferred or common stock/ownership interest evidenced by a stock/membership interest pledge agreement, stock/membership assignments, voting proxies, and possession stock/member certificates which will be held in safekeeping with Lender;
     (D) upon completion of the Acquisition, one hundred percent (100%) of Borrower’s right title and interest in MGA-TIC, of any nature or kind including, without limitation, preferred or common stock/ownership interest evidenced by a stock/membership interest pledge agreement, stock/membership assignments, voting proxies, and possession stock/member certificates which will be held in safekeeping with Lender;
     (E) all commissions, policy fees, service fees, underwriting fees, claims fees, administrative and processing fees, fronting fees, risk management and loss/cost control fees, investment income, management fees (including without limitation, case and captive management fees), premium finance revenues, reinsurance brokerage commission and all other fees and revenue payable to First Life America, Delta Plus, TIC, and MGA-TIC (upon completion of the Acquisition);
     2.5 Capital Adequacy and Other Adjustments. If, after the date of this Agreement, Lender determines that the adoption of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder or maintaining the Loans, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender additional amounts sufficient to compensate Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation (including any averaging or attribution methods) thereof submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
     2.6 Taxes, Changes in Laws.
     (A) No Deductions. Any and all payments made hereunder or under the Note shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, stamp taxes, filing fees, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the net income of Lender by the United States of America, the State of Kansas, or any political subdivision thereof (all such taxes, levies, imposts, deductions, stamp taxes, filing fees, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Lender then the sum payable hereunder shall be increased as may be necessary (and

Borrower shall pay all Tax Liabilities and such net income taxes excluded from the definition of “Tax Liabilities” on such increased amount) so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made.
     (B) Changes in Laws. In the event that, subsequent to the date of this Agreement, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender or any corporation controlling Lender with any request or directive (whether or not having the force of law) from any governmental authority, agency or instrumentality:
          (1) does or shall subject Lender or any corporation controlling Lender to any tax of any kind whatsoever with respect to this Agreement, the other Loan Documents or the Loans or any part thereof made hereunder, or change the basis of taxation of payments to Lender or any corporation controlling Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes imposed by the United State of America, the State of Kansas or any political subdivision thereof, with respect to interest or other amounts payable hereunder or changes in the rate of tax on the overall net income of Lender or any corporation controlling Lender); or
          (2) does or shall impose on Lender or any corporation controlling Lender any reserve, special deposit or other condition or increased cost in connection with the transactions contemplated hereby;
and the result of any of the foregoing is to increase the cost to Lender of making or continuing or maintaining the Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender upon its demand any additional amounts necessary to compensate Lender on an after-tax basis, for such additional cost or reduced amount receivable, as determined by Lender with respect to this Agreement or the other Loan Documents. If Lender becomes entitled to claim any additional amounts pursuant to this subsection 2.6(B), it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.
     2.7 Grant of Lien. Borrower hereby grants Lender a Lien on and security interest in the Collateral to secure the payment and performance of the Loan and all of Borrower’s other Obligations, liabilities and indebtedness to Lender, whether now incurred or at any time hereafter arising.
SECTION 3. CONDITIONS PRECEDENT
     3.1 Conditions to Loan. Notwithstanding any other terms of this Agreement, the Lender shall not be required to make any advance on the Loan unless each of the following conditions precedent is fulfilled to the satisfaction of the Lender in its sole discretion:

          (A) Representations and Warranties. The representations and warranties contained herein and in the Loan Documents shall be true, correct and complete on and as of the date of this Agreement, and the date of the closing and funding of the Loan, except for any representation or warranty limited by its terms to a specific date (which shall be true, correct and complete on and as of such specific date).
          (B) No Default. There shall not then be in existence an Event of Default or any event which, upon the lapse of time or service of notice or both would constitute an Event of Default.
          (C) No Material Adverse Change. Borrower shall not have suffered any substantial or material change in the existing business operation or financial condition of Borrower which Lender determines in good faith to have a Material Adverse Effect.
          (E) No Litigation. There shall not be pending or, to the knowledge of Borrower, threatened, any material action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration by, against or affecting Borrower that has not been disclosed to Lender by Borrower in writing, and there shall have occurred no development in any such action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration that has been disclosed to Lender that, in the opinion of Lender, could have a Material Adverse Effect.
          (F) Compliance with Laws.
               (1) Borrower is neither (a) in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government, regulators, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any hazardous material, nor (b) has failed to obtain any consent, order, license, validation, approval or permit from any such government, regulator, instrumentality or agency, which violation or failure would subject such Borrower, or any of its respective officers to criminal, civil, or administrative liability or individually or in the aggregate with all such violations and failures have a Material Adverse Effect and no such violation or failure has been alleged, nor (c) in violation of any Securities and Exchange Commission rule or regulation.
               (2) First Life America (a) has a legitimate certificate of authority from the Kansas Department of Insurance, (b) is not listed in the Kansas Department of Insurance Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (c) is not subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Kansas Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), and (d) is current in submitting necessary reports and fees.

               (3) TIC (a) has a legitimate certificate of authority from the Missouri Department of Insurance, (b) is not listed in the Missouri Department of Insurance’s Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (c) is not subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Missouri Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), and (d) is current in submitting necessary reports and fees.
SECTION 4. REPRESENTATIONS AND WARRANTIES. To induce Lender to enter into this Agreement, and to make the Loan, Borrower represents and warrants to Lender that the following statements are and will be true, correct and complete:
     4.1 Organization, Powers, Capitalization.
          (A) Organization and Powers. Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and qualified to do business and in good standing in all states and countries where such qualification is required except where failures to be so qualified could not in the aggregate be reasonably expected to have a Material Adverse Effect. Borrower has all requisite corporate or other applicable power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted and to enter into and perform each Loan Document.
          (B) Capitalization. Except as set forth on Schedule 2, all issued and outstanding shares of capital stock or other equity interests of Borrower are duly authorized and validly issued, fully paid, nonassessable, and are free and clear of all Liens and all such share or other equity interests were issued in compliance with all applicable state, federal and other laws concerning the issuance of securities. The place of organization or incorporation of Borrower is listed in Schedule 2. The capital stock or other equity interests of Borrower is owned by the stockholders or other Persons and in the amounts set forth in Schedule 2. No share of the capital stock or other equity interests of Borrower, other than those described above, are issued and outstanding. Except as set forth on Schedule 2, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any shares of capital stock or other securities of any such entity.
     4.2 Authorization of Borrowing, No Conflict. Borrower has the corporate or other applicable power and authority to incur the Obligations. The execution, delivery and performance of this Agreement and the Loan Documents are within the Borrower’s powers and have been duly authorized by all necessary corporate or other applicable action. The consummation of the transactions contemplated by this Agreement and the other Loan Documents by the Borrower, and the enforcement thereof by Lender, (A) do not contravene and will not be in contravention of any applicable law, the corporate charter or bylaws (or other constituent documents) of Borrower or any agreement or order by which Borrower or Borrower’s property is bound, except any such agreement wherein non-compliance would not have a Material Adverse Effect and (B) do not and will not require any consent, order, license, validation or approval of or filing or registration with any government, governmental authority or agency, court or administrative body except such as have been duly obtained, are in full force and effect and are listed in Schedule 3. This Agreement is, and the other Loan Documents, including the Security Documents, the Note and the Guaranty when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against the Borrower in accordance with their respective terms.
     4.3 Financial Condition. All financial statements concerning Borrower that have been or will hereafter be furnished to Lender pursuant to this Agreement have been or will be prepared in accordance with GAAP, consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly the financial condition of the corporation (or other entities covered thereby) as of the dates thereof and the results of their operations for the periods then ended.
     4.4 Indebtedness and Liabilities. As of the date of this Agreement, Borrower does not have (A) any Indebtedness except as reflected on Schedule 4A or (B) any Liabilities other than as reflected on Schedule 4B or as incurred in the ordinary course of business following the date of the most recent financial statement for Borrower delivered to Lender.
     4.5 Litigation; Adverse Facts. Except as set forth on Schedule 5, there are no final, non-appealable judgments outstanding against Borrower or affecting any property or assets of Borrower, nor is there any material action, charge, claim, demand, suit, proceeding, petition, governmental investigation or arbitration now pending or, to the best knowledge of Borrower after due inquiry, threatened against or affecting Borrower or any property of Borrower that individually or in the aggregate could reasonably be expected to result in any Material Adverse Effect. Borrower does not have any notice to the effect that it is the subject or potential subject of any liability that could reasonably be expected to result in any Material Adverse Effect.
     4.6 Payment of Taxes. All tax returns and reports of Borrower required to be filed have been timely filed, and all taxes, assessments, fees and other governmental charges upon Borrower and upon its properties, assets, income and franchises that are due and payable have been paid when due and payable or are being contested in good faith by appropriate proceedings and appropriate reserves therefore have been established in accordance with GAAP. Except as set forth in Schedule 6, as of the date this Agreement, no United States income tax return of Borrower is under audit. No tax liens have been filed and no claims (except as otherwise permitted by subsection 5.6) are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Borrower in respect of any taxes or other governmental charges are in accordance with GAAP.
     4.7 Employee Benefit Plans. Borrower is in compliance in all material respects with all applicable provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof with respect to all Employee Benefit Plans. No material liability has been incurred by Borrower, which remains unsatisfied for any funding obligation, taxes or penalties with respect to any Employee Benefit Plan.
     4.8 Intellectual Property. Borrower is licensed to use or otherwise has the right to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted.
     4.9 Broker’s Fees. No broker’s or finder’s fee or commission will be payable with respect to any of the transactions contemplated hereby and Borrower represents and warrants that it has not retained any brokers or agents that are due a commission or finder’s fee with respect to this transaction with Lender.
     4.10 Environmental Compliance. Borrower has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all permits, licenses or other authorizations required by applicable Environmental Laws. There are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or threatened, or judgments or orders relating to any Hazardous Materials asserted or, to the best knowledge of Borrower, threatened against Borrower or relating to any real property currently or formerly owned, leased or operated by Borrower.
     4.11 Disclosure. No representation, warranty or statement contained in this Agreement, the financial statements, the other Loan Documents, or any other document, certificate or written statement furnished to Lender by or on behalf of Borrower for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The projections contained in such materials are based upon good faith estimates and assumptions believed by such Persons to be reasonable at the time made. There is no material fact known to Borrower that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Lender for use in connection with the transactions contemplated hereby.
     4.12 Insurance. Borrower maintains adequate insurance policies for public liability, workers compensation, employee benefit liability, fidelity liability, directors’ and officers’ liability, errors and omissions, property damage for its business and properties, product liability, and business interruption in amounts customarily carried or maintained by Persons of established reputation engaged in similar businesses. Such policies are in full force and effect. No notice of cancellation has been received with respect to such policies and Borrower is in compliance with all conditions contained in such policies.
     4.13 Compliance with Laws.
          (A) Borrower is neither (a) in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any domestic or foreign government, regulator, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, including, without limitation, any violation relating to any use, release, storage, transport or disposal of any hazardous material, nor (b) has failed to obtain any consent, order, license, validation, approval or permit from any such government, regulator, instrumentality or agency, which violation or failure would subject such Borrower, or any of its respective officers to criminal, civil, or administrative liability or individually or in the aggregate with all such violations and failures have a Material Adverse Effect and no such violation or failure has been alleged, nor (c) in violation of any Securities and Exchange Commission (SEC) rule or regulation. Borrower further represents and warrants that it is in full compliance with all SEC reporting requirements and applicable regulations.
          (B) First Life America (i) has a legitimate certificate of authority from the Kansas Department of Insurance, (ii) is not listed in the Kansas Department of Insurance Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (iii) is not subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Kansas Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), and (iv) is current in submitting necessary reports and fees.
          (C) TIC (i) has a legitimate certificate of authority from the Missouri Department of Insurance, (ii) is not listed in the Missouri Department of Insurance’s Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (iii) is not subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Missouri Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), and (iv) is current in submitting necessary reports and fees.
     4.14 Subsidiaries. Deleted
     4.15 Employee Matters.
          (A) General. Except as set forth on Schedule 7, there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of each Borrower after due inquiry, threatened between either Borrower or any of its Subsidiaries, including, but not limited to First Life America, and their respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
          (B) Employment Agreements. Set forth on Schedule 8 is a complete and correct list of all employment agreements of each Pledged Company (collectively, the “Employment Agreements”).

     4.16 No Defualt. No Default or Event of Default has occurred or is continuing.
     4.17 First Priority. Borrower represents and warrants that it is the lawful owner of one hundred percent (100%) of all issued and outstanding shares of stock of First Life America, and that upon completion of the Acquisition, Borrower will be the lawful owner of one hundred percent (100%) of all issued and outstanding share of stock of Delta Plus, TIC, and MGA-TIC. Borrower further represents and warrants that Lender has a first priority security interest in the Collateral to secure Borrower’s Obligations pursuant to this Agreement and the Note. Borrower represents and warrants that it will execute any and all documents necessary, as requested by Lender, to perfect Lender’s first priority security interest in the Collateral as set forth in the Security Agreements.
     4.18 Subsidiary and Affiliate Arrangements. Other than as set forth on Schedule 9 and as a result of this Agreement between parent Borrower and subsidiary Lender, no Pledged Company is a party to any transaction with or for the benefit of or obligated to make any other payment or transfer of assets to or for the benefit of (including, without limitation, to distribute by cash, assets, salary, consulting fees, dividends, loans, payment in kind, or other such distribution) directly or indirectly to Borrower or any of its Subsidiaries, including, but not limited to, First Life America, or any of such Subsidiary’s or First Life America’s owners, partners, principals, directors, officers, spouses, guarantors or affiliates.
SECTION 5. AFFIRMATIVE COVENANTS. Borrower covenants and agrees that, so long as the Commitment shall be in effect and until payment and satisfaction in full of all Obligations, unless Lender shall otherwise give its prior written consent, Borrower shall perform all covenants in this Section 5.
     5.1 Completion of Acquisition; Addition of Co-Borrowers; Stock Pledge as Security.
          (A) Borrower shall complete the Acquisition through the execution of all relevant documents, the performance of any related conditions precedent, and securing any and all required regulatory approvals in a timely manner. In no instance shall said completion of Acquisition occur any later than 180 days from the date of this Agreement;
          (B) Immediately upon completion of the Acquisition, Delta Plus and MGA-TIC shall be considered Co-Borrowers for purposes of this Agreement, the Note, and all Loan Documents, and, no later than 5 business days following completion of the Acquisition, Co-Borrowers shall execute the Note, and Borrower and Co-Borrowers shall execute any additional documents Lender may require to reflect Co-Borrowers’ status and obligations with respect to this Agreement, the Note, and Loan Documents;
          (C) Immediately upon completion of the Acquisition, and in any event no later than 5 business days following completion of the Acquisition, Borrower and Co-Borrowers shall execute a Stock Pledge and Security Agreement wherein one hundred percent (100%) of the stock of Delta Plus, one hundred percent (100%) of the stock of TIC, and one hundred percent (100%) of the stock of MGA-TIC shall be pledged as security for the Loan.
     5.2 Financial Statements and Other Reports. Borrower will maintain, and cause each of the Pledged Companies to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver or cause to be delivered to Lender the financial statements and other reports described below.
          (A) Year-End Financials. As soon as available, and in any event not later than ninety (90) days after the end of each Fiscal Year, Borrower will deliver or cause to be delivered to Lender: (1) the consolidated balance sheet of Borrower and its consolidated Subsidiaries, as at the end of such year and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year; (2) a report with respect to the consolidated financial statements from a firm of independent certified public accountants selected by Borrower and acceptable to Lender, which report shall be unqualified and shall state that (a) such consolidated financial statements present fairly the consolidated financial position of Borrower and its consolidated Subsidiaries as of the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with GAAP and (b) that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; and (3) copies of the consolidating financial statements of (i) Borrower and its consolidated Subsidiaries, including (a) consolidating balance sheets as at the end of such Fiscal Year showing intercompany eliminations and (b) related consolidating statements of income showing intercompany eliminations.
          (B) Quarterly Financials. As soon as available, and in any event within thirty (30) days after the end of the first three quarters of each fiscal year, Borrower will deliver to Lender Borrower’s consolidated balance sheets and statements of income, stockholders equity and cash flows as at the end of and for such quarter.
          (C) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted to Borrower by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Pledged Companies made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit.
          (D) Compliance Certificate. Together with the delivery of each set of financial statements referenced in subpart (A) and (B) of this subsection 5.2, Borrower will deliver a Compliance Certificate.
          (E) Government Notices. Borrower shall (i) deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental, regulatory or judicial entity or agency concerning any matter including, but not limited to, any Employee Benefit Plan of Borrower or any

ERISA Affiliates thereof, the violation or alleged violation of any Environmental Laws by Borrower, the storage, use or disposal of any hazardous material by Borrower, the violation or alleged violation of any law by Borrower, or Borrower’s payment or non-payment of any taxes including any tax audit and (ii) deliver to Lender promptly after receipt copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental, regulatory or judicial entity or agency concerning any matter including, but not limited to, any Employee Benefit Plan by First Life America, Delta Plus, TIC, MGA-TIC, or any ERISA Affiliates thereof, the violation or alleged violation of any Environmental Laws by First Life America, Delta Plus, TIC, or MGA-TIC, the storage, use or disposal of any hazardous material by First Life America, Delta Plus, TIC, or MGA-TIC, the violation or alleged violation of any law by First Life America, Delta Plus, TIC, or MGA-TIC, or First Life America’s, Delta Plus’, TIC’s or MGA-TIC’s payment or non-payment of any taxes including any tax audit, to the extent any such notices, requests, subpoenas, inquiries or other writings received by First Life America, Delta Plus, TIC or MGA-TIC could reasonably be expected to have a Material Adverse Effect.
          (F) Notice of Default. Borrower agrees that it shall immediately provide notice to Lender of any of the following events or conditions that it has knowledge of: (1) any condition or event that constitutes an Event of Default or Default; (2) any notice of default that any Person has given to Borrower, First Life America, Delta Plus, TIC or MGA-TIC, or any other action taken with respect to a claimed default; (3) any termination for any reason of a Material Agency Agreement or (4) any Material Adverse Effect. Said notice shall be given to Lender within five (5) business days after any officer of Borrower, First Life America, Delta Plus, TIC, or MGA-TIC obtains knowledge of the aforesaid events or conditions, and shall include a certificate of its chief executive officer specifying the nature and period of existence of such condition or event and what action Borrower, First Life America, Delta Plus, TIC, or MGA-TIC has taken, is taking and proposes to take with respect thereto.
          (G) Litigation. Promptly upon (but in any event within five (5) business days after) any officer of Borrower, First Life America, Delta Plus, TIC, or MGA-TIC, or any Subsidiary thereof obtaining knowledge of (1) the institution of any material action, suit, proceeding, governmental or regulatory investigation or arbitration against or affecting Borrower, First Life America, Delta Plus, TIC, or MGA-TIC, or any Subsidiary thereof or any property or assets of Borrower, First Life America, Delta Plus, TIC, or MGA-TIC, or any Subsidiary thereof not previously disclosed by Borrower to Lender or (2) any material development in any action, suit, proceeding, governmental or regulatory investigation or arbitration at any time pending against or affecting Borrower, First Life America, Delta Plus, TIC, or MGA-TIC, or any Subsidiary thereof or any property or assets of Borrower, First Life America, Delta Plus, TIC, or MGA-TIC, or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Lender and provide such other information as may be reasonably available to it to enable Lender and its counsel to evaluate such matter.
          (H) Reports. Upon Lender’s written request, Borrower agrees promptly to furnish to Lender any non-privileged documents and reports including, but not limited to, a copy of Borrower’s, First Life America’s, Delta Plus’, TIC’s and MGA-TIC’s production reports, third party company commission statements, and other commission reports or similar information, records or data indicating First Life America’s, Delta Plus’, TIC’s and MGA-TIC’s current or past commission volume or revenues with respect to insurance policies produced by or through Borrower, First Life America, Delta Plus, TIC and MGA-TIC, and all commissions paid and to be paid by Insurance Entities to First Life America, Delta Plus, TIC and MGA-TIC with a certificate signed by an officer of Borrower, First Life America, Delta Plus, TIC, and MGA-TIC, as applicable, dated the date of such report, verifying, warranting and attesting to Lender the accuracy and veracity of such report. All of such information, reports and statements shall be provided by Borrower to Lender within twenty-one (21) calendar days of Lender’s written request.
          (I) Other Information. With reasonable promptness, Borrower will deliver (1) notice of any change in the information set forth in Schedules 9 and 9, and (2) such other information, reports, contracts, invoices and data with respect to Borrower, First Life America, Delta Plus, TIC, MGA-TIC, or any Subsidiary as Lender may request from time to time.
          (J) Public Filings. Within one (1) business day after the filing or release thereof, Borrower will deliver a copy of each registration statement (and amendment and supplement thereto), report, press release, prospectus, proxy statement or other filing or disclosure made with any securities commission, exchange or association or under the Securities Act of 1933, the Securities Exchange Act of 1934, any related laws or regulations or any comparable state acts, laws or regulations relating to any of them or any of its Subsidiaries.
     5.3 Access to Accountants and Management. Borrower authorizes Lender to discuss the financial condition and financial statements of Borrower or any Pledged Company with such party’s independent public accountants upon reasonable notice to Borrower of its intention to do so, and authorizes such accountants to respond to all of Lender’s inquiries. Lender may confer with the management of Borrower directly regarding the foregoing.
     5.4 Inspection. Borrower shall permit Lender and any authorized representatives designated by Lender to visit and inspect any of the properties of any Pledged Company, including their financial and accounting records, and in conjunction with such inspection, to make copies and take extracts therefrom, and to discuss their affairs, finances and business with their officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested.
     5.5 Corporate Existence. Borrower shall, and shall cause each Pledged Company to, at all times preserve and keep in full force and effect its corporate or other existence and all rights and franchises material to its business. Borrower will promptly notify Lender of any change in such Borrower’s or a Pledged Company’s ownership or corporate structure.

     5.6 Payment of Taxes. Borrower shall, and shall cause the Pledged Companies, to pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues thereon; provided, however, that no such tax need be paid if such Person is contesting same in good faith by appropriate proceedings promptly instituted and diligently conducted and if such Person has established appropriate reserves as shall be required in conformity with GAAP.
     5.7 Maintenance of Properties; Intellectual Property; Insurance. Borrower shall maintain or cause to be maintained (A) in good repair, working order and condition all material properties used in the business of Borrower and will make or cause to be made all appropriate repairs, renewals and replacements thereof, (B) in full force and effect all licenses and other rights to use all Intellectual Property used or necessary for the conduct of the Pledged Companies business, and (C) with financially sound and reputable insurers, public liability insurance, workers compensation, employee benefit liability insurance, fidelity insurance, business interruption insurance, errors and omissions insurance, directors’ and officers’ liability insurance, and property damage insurance with respect to the Pledged Companies business and properties against loss or damage of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts acceptable to Lender.
     5.8 Compliance with Laws.
          (A) General. Borrower shall, and shall cause the Pledged Companies, to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority as now in effect and which may be imposed in the future in all jurisdictions in which Borrower, or the Pledged Companies now do business or may hereafter be doing business, other than noncompliance that would not have a Material Adverse Effect.
          (B) First Life America. In addition to the foregoing, Borrower shall cause First Life America (i) to maintain in good standing a certificate of authority from the Kansas Department of Insurance and comparable agency or department of any other State, (ii) to not be listed in the Kansas Department of Insurance Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (iii) to not be subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Kansas Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), (iv) to remain current in submitting necessary reports and fees, except to the extent a failure to submit necessary reports and fees would not be reasonably expected to have a Material Adverse Effect, and (v) any assignments or other transactions shall be subject to the terms of this Agreement and in accordance with applicable law.
          (C) TIC. In addition to the foregoing, and upon completion of the Acquisition, Borrower shall cause TIC (i) to maintain in good standing a certificate of authority from the Missouri Department of Insurance and comparable agency or department of any other State, (ii) to not be listed in the Missouri Department of Insurance Rehabilitation and Liquidation records or comparable records of any other State as having any outstanding issues, (iii) to not be subject to any investigation, complaint or corrective action, including, but not limited to, probation, rehabilitation or liquidation, by any division of the Missouri Department of Insurance or comparable agency or department of any other State (except those complaints or actions resulting in the ordinary course of business and which, if adversely determined, could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect), and (iv) to remain current in submitting necessary reports and fees, except to the extent a failure to submit necessary reports and fees would not be reasonably expected to have a Material Adverse Effect, and (v) any assignments or other transactions shall be subject to the terms of this Agreement and in accordance with applicable law.
     5.9 Further Assurances. Borrower shall, and shall cause First Life America and each Subsidiary Pledged Company to, from time to time, execute such statements, documents, agreements, reports and other documents or deliver to Lender such other documents as Lender at any time may reasonably request to implement the provisions of the Loan Documents.
     5.10 Use of Proceeds and Margin Security. The proceeds of the Loan shall be used for proper business purposes consistent with all applicable laws, statutes, rules and regulations. No portion of the proceeds of the Loan shall be used by Borrower or First Life America or any Subsidiary for the purpose of purchasing or carrying margin stock within the meaning of Regulation U, or in any manner that might cause the borrowing, the application of such proceeds, or the transactions contemplated hereby or by the other Loan Documents to violate Regulation T, Regulation U or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934 or the rules and regulations thereunder.
     5.11 First Priority. Borrower shall take all action necessary to ensure that Lender maintains a first priority security interest in the Collateral to secure Borrower’s Obligations pursuant to this Agreement and the Note.
     5.12 Protection of Collateral. In the event that the aggregate gross written premiums of Borrower, First Life America, and TIC in any calendar month are less that [75%] of the mean average of the aggregate gross written premiums of Borrower and First Life America and TIC respectively, for the three preceding calendar months then, upon request by Lender, Borrower shall within ten (10) calendar days enter into an agreement with a consultant approved by Lender pursuant to which Borrower agrees to conduct specified corrective activities each month as directed by the consultant. Borrower acknowledges that if any such agreement is required, neither Lender nor Lender’s approved consultant guarantees the efficacy of such arrangement in preserving or increasing the value of Borrower’s or First Life America’s or TIC’s business or assets. Furthermore, any remedies exercised by Lender pursuant to this paragraph shall not be construed as a waiver by Lender of any other rights or remedies it may have pursuant to this Agreement or any other Loan Document or under applicable law or in equity. The cost of such consultant shall be paid by Borrower from Borrowers’ revenues; provided, however, if Borrowers’ revenues are insufficient to pay for such consultant, the cost shall initially be paid by Lender and shall be reimbursed by Borrower upon demand, with interest from the date of each payment by Lender until reimbursed at the rate applicable to the Loans under subsection 2.2(A) hereof. In the event Borrower are required to retain a consultant pursuant to this subsection 5.12, Lender shall deliver to Borrower a list of three prospective consultants. Borrower shall select one of such consultants and such consultant shall be deemed approved by Lender.
     5.13 Board Observer. Deleted
SECTION 6. NEGATIVE COVENANTS. Borrower covenants and agrees as to the Pledged Companies only, that, so long as the Commitment shall be in effect and until payment in full of all Obligations, unless Borrower receives the prior written consent of Lender, Borrower shall not permit any Pledged Company to:
     6.1 Indebtedness and Liabilities. Directly or indirectly create, incur, assume, guaranty, or otherwise become or remain directly or indirectly liable, on a fixed or contingent basis, with respect to any Indebtedness except: (a) Indebtedness (excluding Capital Leases) not to exceed $500,000 in the aggregate at any time outstanding secured by purchase money Liens; (b) Indebtedness under Capital Leases not to exceed $500,000 outstanding at any time in the aggregate; and (c) Indebtedness existing as of the date of this Agreement and identified on Schedule 4A and 4B. Except for Indebtedness permitted in the preceding sentence, Borrower will not permit any of its Subsidiaries to incur any Liabilities except for trade payables and normal accruals in the ordinary course of business not yet due and payable or with respect to which Borrower or its Subsidiaries are contesting in good faith the amount or validity thereof by appropriate proceedings and then only to the extent Borrower or its Subsidiary has established adequate reserves therefore, if appropriate, under GAAP.
     6.2 Guaranties. Except for endorsements of instruments or items of payment for collection in the ordinary course of business, guaranty, endorse, or otherwise in any way become or be responsible for any obligations of any other Person, whether directly or indirectly, including by agreement to purchase the indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise.
     6.3 Transfers, Liens and Related Matters.
          (A) Transfers. Sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to any of the assets of such Person, except that Borrower and its Subsidiaries may make Asset Dispositions if all of the following conditions are met: (1) the market value of assets sold or otherwise disposed of in any single transaction or series of related transactions does not exceed $500,000 and the aggregate market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (2) the consideration received is at least equal to the fair market value of such assets, as determined in good faith by such Borrower’s or Subsidiary’s board of directors or other managing body; (3) the sole consideration received is cash; and (4) no Default or Event of Default shall then exist or result from such sale or other disposition.
          (B) Liens. Except for Permitted Encumbrances, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of the assets of such Person or any proceeds, income or profits therefrom, whether now owned or hereafter acquired, that has any material adverse affect on operations.
          (C) No Negative Pledges. Enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired.
     6.4 Investments and Loans. Make or permit to exist investments of any type in or loans or advances to any other Person or commit to do any of the foregoing, except: (a) Cash Equivalents; (b) capital contributions to First Life America; (c) loans and advances to employees for moving, entertainment, travel and other similar expenses; and investments and or loans required or desirable that are done to maintain regulatory or statutory compliance and or are made in the ordinary course of business.
     6.5 Restriction on Fundamental Changes. Without the prior written consent of the Lender and other than as contemplated in this Agreement:
          (A) (i) Enter into any transaction of merger or consolidation; (ii) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock or other equity interests of any of its Subsidiaries, whether now owned or hereafter acquired or (iv) issue any additional capital stock or other equity interest or any warrants, options, rights or securities convertible into or exchangeable for any capital stock or other equity interest;
          (B) Other than as contemplated under this Agreement, acquire by purchase or otherwise, all or any substantial part of the business or assets of, or stock or other evidence of beneficial ownership of, any Person or a division of any Person;
          (C) Modify or terminate (or intentionally give or provide cause for any Insurance Entity to modify or terminate or take or omit any action or permit any circumstance to occur or exist which, with the giving of notice or passage of time, or both, would result in the modification, termination or cancellation of, or would give to any Insurance Entity the right to modify, terminate or cancel) one or more of its Material Agency Agreements, other than termination by Borrower or a Subsidiary based on a breach or default by an Insurance Entity.
          (D) Terminate (or intentionally give or provide cause for any employee of either Borrower or First Life America to terminate or take or omit to take any action or permit any circumstance to occur or exist which, with the giving of notice or passage of time, or both, would result in the termination or cancellation of, or would give to any such employee the right to terminate or cancel) one or more of the Employment Agreements, described in subsection 4.15(B), except any such termination by Borrower or a Subsidiary based on a breach or default by an employee.
     6.6 Transactions with Subsidiaries and Affiliates. Directly or indirectly, enter into or permit to exist any transaction, other than transactions arising in the normal and ordinary course of business, (including the purchase, sale or exchange of property or the rendering of any service) with any Subsidiary or Affiliate or with any officer, director or employee of any Subsidiary or Affiliate, except for transactions (a) set forth on Schedule 9 or (b) previously approved in writing by the Lender.
     6.7 Environmental Liabilities. (a) Violate any applicable Environmental Law, except to the extent such violation could not be expected to have a Material Adverse Effect; (b) dispose of any Hazardous Materials (except in accordance with applicable law) into or onto or from, any real property owned, leased or operated by Borrower, First Life America or any Subsidiary; or (c) permit any Lien imposed pursuant to any Environmental Law to be imposed or to remain on any real property owned, leased or operated by Borrower, First Life America or any Subsidiary.
     6.8 Conduct of Business.
          (A) Enter into any contract, including but not limited to employment contracts, consulting contracts, policy servicing and processing contracts, underwriting contracts or claims processing contracts, which would involve payment of amounts on an annual basis in excess of five percent (5%) of the combined annual consolidated revenues for the preceding fiscal year (12 calendar months) or amend any such contracts in any material manner, without Lender’s prior written consent, which consent may be granted or withheld in the sole and absolute discretion of the Lender.
          (B) Pay or make any dividend or distribution with respect to any of its capital stock or equity, now or hereafter outstanding, or redeem, retire or repurchase any thereof, or set aside any reserve or funds for or declare any of the foregoing or enter into any transaction with or for the benefit of or make any other payment or transfer of assets to or for the benefit of (including, without limitation, to distribute by cash, assets, salary, consulting fees, dividends, loans, payment in kind, or other such distribution) directly or indirectly Borrower, or any of Borrower’s owners, partners, principals, directors, officers, spouses, guarantors or Subsidiaries, with the exception of consulting fees and/or servicing-related fees, loans, salaries or bonus arrangements set forth in Schedule 8 or 9 hereto.
     6.9 Compliance with ERISA. Establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan if the liability or increased liability resulting from such establishment or amendment could be reasonably expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries shall fail to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the IRC and all other applicable laws and the regulations and interpretations thereof.
     6.10 Employee Compensation. Materially increase the cash and non-cash compensation, including bonuses and other benefits, set forth in the Employment Agreements and new employment agreements entered into after the date of this Agreement, without Lender’s prior written consent, which consent shall not be unreasonably withheld.
     6.11 Underwriting Guidelines. Amend, modify or deviate in any material respect from the underwriting guidelines attached hereto as Exhibit ___.Need FLAC and TIC Guidelines to attach.
     6.12 Principal Amount of Loans. Permit the aggregate outstanding principal amount of the Loan, plus interest thereon, to exceed 65% of capital and policyholders’ surplus (determined on a statutory accounting basis) of First Life America at any time.
     6.13 Minimum Capital – First Life America. At any time permit the statutory surplus, determined in accordance with statutory accounting practices consistently applied, of First Life America to be below the minimum level proscribed by regulation or statute in any state in which it is qualified and authorized to do business.
     6.14 Minimum Capital – TIC. At any time permit the statutory surplus, determined in accordance with statutory accounting practices consistently applied, of TIC to be below the minimum level proscribed by regulation or statute in any state in which it is qualified and authorized to do business..
     6.15 Equity Maintenance. At any time permit Borrower’s the Pledged Companies’ consolidated Debt/Equity ratio to fall below 101% <400% per credit policy or the Pledged Companies’ consolidated Debt/EBITDA ratio to fall below 108% <400% per credit policy.
     6.16 Subsidiaries. Deleted
     6.17 Fiscal Year. deleted
     6.18 Amendments.
          (A) Amend the certificate of incorporation, bylaws or other organizational documents of any Pledged Company, except as provided in Schedule 10;
          (B) Change the jurisdiction of domicile of any Pledged Company, its form of organization or organizational identification number;
          (C) Enter into any agreement restricting the right of any Pledged Company to make dividends, distributions or other payments to Borrower.

SECTION 7. DEFAULT, RIGHTS AND REMEDIES
     7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:
          (A) Payment. (1) Failure of Borrower to make any payment of principal of the Loan when due; or (2) failure to make any payment of interest or any payment of the other Obligations when due and such failure shall not be cured within five (5) business days following notice thereof; or
          (B) Default in Other Agreements. Failure of Borrower, First Life America, or any Subsidiary to pay when due any principal or interest on any Indebtedness (other than the Obligations) or breach or default of any such Person with respect to any Indebtedness (other than the Obligations); if such failure to pay, breach or default entitles the holder (with the giving of notice or passage of time, or both) to cause such Indebtedness to become or be declared due prior to its stated maturity; or
          (C) Breach of Certain Provisions. Failure of either Borrower to perform or comply with any term or condition contained in subsections 5.1 (A), (B), (C), 5.2(A), (B), (C), (D) or (F) or, 5.5, 5.6, 5.7, 5.8, 5.10, 5.12, or contained in Section 6, and which failures are not cured to the satisfaction of the Lender within five (5) days after notice duly given; or
          (D) Breach of Warranty. Any material representation, warranty, certification or other statement made by Borrower or any Pledged Company in any Loan Document or in any statement or certificate at any time given by such Person (or any officer) in writing pursuant to or in connection with any Loan Document is false in any material respect on the date made or deemed made; or
          (E) Other Defaults Under Loan Documents. Borrower or any Pledged Company defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents, and such default is not remedied or waived within twenty (20) days after receipt by Borrower of notice from Lender of such default (other than occurrences described in other provisions of this subsection 7.1 for which a different grace or cure period is specified or which constitute immediate Events of Default); or
          (F) ERISA. Any of the following events shall occur:
               (1) The termination of any Employee Benefit Plan or the institution by the Pension Benefit Guaranty Corporation (or any successor agency) of proceedings for the involuntary termination of any Employee Benefit Plan, in either case, by reason of, or that results or could result in, a “material accumulated funding deficiency” under Section 412 of the IRC; or
               (2) Failure by the Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Employee Benefit Plans hereafter established or assumed by it; or

          (G) Involuntary Bankruptcy; Appointment of Receiver, etc. (1) A court enters a decree or order for relief with respect to Borrower or any Pledged Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (2) the continuance of any of the following events for sixty (60) days unless dismissed or discharged: (a) an involuntary case is commenced against Borrower or any Pledged Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any Pledged Company or over all or a substantial part of their respective property, is entered; or (c) an interim receiver, trustee or other custodian is appointed without the consent of Borrower or any Pledged Company for all or a substantial part of the property of such Person; or
          (H) Voluntary Bankruptcy; Appointment of Receiver, etc. (1) Borrower or any Pledged Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower or any Pledged Company makes any assignment for the benefit of creditors; or (3) the board of directors or similar managing Persons of Borrower or any Pledged Company adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this subsection 7.1(H); and (4) any of the actions referred to in this subsection 7.1(H) continue in existence for sixty (60) days after being commenced unless dismissed or discharged; or
          (I) Liens. Deleted
          (J) Judgment and Attachments. Any final non-appealable money judgment, writ or warrant of attachment, or similar process involving (1) an amount in any individual case in excess of $500,000 or (2) an amount in the aggregate at any time in excess of $750,000 (which, in either case, Borrower acknowledges is not adequately covered by insurance and as to which the insurance company has acknowledged coverage) is entered or filed against Borrower or any Pledged Company or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or
          (K) Dissolution. Any final non-appealable order, judgment or decree is entered against Borrower or any Pledged Company decreeing the dissolution or split up of Borrower or any Pledged Company and such order remains undischarged or unstayed for a period in excess of thirty (30) days; or
          (L) Solvency. Borrower or any Pledged Company admits in writing its present or prospective inability to pay its debts as they become due; or
          (M) Injunction. Borrower or any Pledged Company is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business and such order continues for more than thirty (90) days, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect; or
          (N) Invalidity of any Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Lien granted under any Security Document ceases to be a valid and perfected first priority Lien in favor of Lender or Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or
          (O) Material Adverse Change. Since the date of this Agreement, any change in the business, assets, liabilities, financial condition, results of operations or business prospects of First Life America, TIC or MGA-TIC shall have been discovered or shall have occurred, or any event shall have occurred or failed to occur, that has had or might have, either alone or in conjunction with all other such changes, events and failures, a Material Adverse Effect; or
          (P) Licenses and Permits. The loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any Pledged Company, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect; or
          (Q) Forfeiture. There is filed against Borrower or any Pledged Company, any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days; and (2) could reasonably be expected to have a Material Adverse Effect; or
          [(R) Change of Control Deleted
     7.2 Acceleration. Upon the occurrence of any Event of Default that is not cured pursuant to the provisions contained in the foregoing subsection 7.1, all Obligations shall automatically become immediately due and payable without notice (including notice of intent to accelerate), presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Lender may, by written notice to Borrower, declare all or any portion of the Obligations to be, and the same shall forthwith become, immediately due and payable without other notice (including notice of intent to accelerate), presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment shall thereupon terminate, and such amount shall become immediately due and payable without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower.

SECTION 8. ASSIGNMENT AND PARTICIPATION
     8.1 Assignments and Participations in the Loan.
          (A) Lender may assign all or any portion of its rights and delegate all or any portion of its obligations under this Agreement in whole or in part to another Person without the consent of Borrower. In the case of an assignment authorized under this subsection 8.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder, including but not limited to the obligations of confidentiality set forth in subsection 9.20, and the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and the Loans or assigned portion thereof. Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”.
          (B) Lender may sell participations in all or any part of the Loan and other Obligations to another Person; provided, that any such participation shall be in a minimum amount of $500,000, and provided, further, that all amounts payable by Borrower hereunder shall be determined as if Lender had not sold such participation. Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrower to the participant, and the participant under each participation shall for purposes of subsections 2.6, 8.2, 9.2 and 9.20 be considered to be a “Lender”.
          (C) Lender may furnish any information concerning Borrower or any Pledged Company in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants), provided, that such assignees and participants (including prospective assignees and participants) agree to be bound by the confidentiality restrictions of subsection 9.20.
          (D) Notwithstanding any other provision set forth in this Agreement, Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loan owing to it and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System).
     8.2 Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person to set off and to appropriate and to apply any and all (A) balances held by Lender or any of its affiliates at any of their offices for the account of Borrower (regardless of whether such balances are then due to Borrower), and (B) other property at any time held or owing by Lender or any of its affiliates to or for the credit or for the account of Borrower against and on account of any of the Obligations which are not paid when due.
SECTION 9. MISCELLANEOUS

     9.1 Expenses and Attorneys’ Fees. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to promptly pay all fees, costs and expenses incurred by Lender in connection with any matters contemplated by or arising out of this Agreement or the other Loan Documents including the following, and all such fees, costs and expenses shall be part of the Obligations, payable on demand: (a) fees, costs and expenses (including reasonable attorneys’ fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the examination, review, due diligence investigation, documentation and closing of the financing arrangements evidenced by the Loan Documents; (b) fees, costs and expenses (including reasonable attorneys’ fees, allocated costs of internal counsel and fees of environmental consultants, accountants and other professionals retained by Lender) incurred in connection with the review, negotiation, preparation, documentation, execution and administration of the Loan Documents, the Loans and any amendments, waivers, consents, forbearances and other modifications relating thereto; (c) fees, costs and expenses incurred by Lender in creating, perfecting and maintaining perfection of Liens in favor of Lender, to the extent any such Liens may from time to time be granted by Borrower, First Life America or any Subsidiary; (d) fees, costs and expenses incurred by Lender in connection with forwarding to Borrower the proceeds of the Loan including Lender’s wire transfer fees; and (e) fees, costs and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) of Lender and costs of settlement incurred in collecting upon or enforcing rights under this Agreement or the other Loan Documents or to collect any payments due from Borrower under this Agreement or any other Loan Document or incurred in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement, whether in the nature of a “workout” or in connection with any insolvency or bankruptcy proceedings or otherwise.
     9.2 Indemnity. In addition to the payment of expenses pursuant to subsection 9.1, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold Lender and any holder of the Note and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of, and Persons engaged by, Lender (collectively called the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by Lender, Lender’s agreement to make the Loans hereunder, the use or intended use of the proceeds of the Loans or the exercise of any right or remedy hereunder or under the other Loan Documents (the “Indemnified Liabilities”); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.
     9.3 Amendments and Waivers.
          (A) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by Borrower or any Pledged Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender.
          (B) Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.
          (C) No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
     9.4 Notices. Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if transmitted on a business day before 4:00 p.m. Kansas time (Central Time Zone) or, if not, on the next succeeding business day; (c) if delivered by overnight courier, the next succeeding business day after delivery to such courier properly addressed; or (d) if by U.S. mail, four (4) business days after depositing in the United States mail, with postage prepaid and properly addressed;

if to Borrower:	Brooke Capital Corporation
10950 Grandview Drive
Overland Park, Kansas 66210
Attn: Kyle Garst, President & CEO
kyle.garst@brookeagent.com
Telephone No.: 913.661.0123, ext. 508
Telecopy No.:

with a copy to:

Attn:
Telecopy No.

if to Lender:	Brooke Capital Advisors
8500 College Boulevard
Overland Park, Kansas 66210
Attn: Mike Hess, President & CEO
mikehess@brookecorp.com
Telephone No.: 913.383.9700, ext. 4566
Telecopy No.

with a copy to:	Colodny Fass Talenfeld
Karlinsky & Abate, PA
100 S.E. 3rd Ave., 23rd Floor
Fort Lauderdale, FL 33394
Attn: Mike Colodny, Esq.
mcolodny@cftlaw.com
Telephone No.: 954.492.4010
Telecopy No.: 954.492.1144
or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this subsection 9.4.
     9.5 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the making of the Loan hereunder. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.5, 2.6, 9.1 and 9.2 shall survive the payment of the Obligations and the termination of this Agreement.
     9.6 Indulgence Not Waiver. No failure or delay on the part of Lender, or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. The rights in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.
     9.7 Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender or Lender exercises its rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
     9.8 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR

DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.
     9.9 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     9.10 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Agreement or the other Loan Documents shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement or the other Loan Documents or of such provision or obligation in any other jurisdiction.
     9.11 Headings. Section and subsection headings and the table of contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
     9.12 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF KANSAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     9.13 CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF KANSAS AND IRREVOCABLY AGREES THAT, UNLESS WAIVED BY LENDER IN WRITING, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS, INCLUDING ALL CLAIMS AND ACTIONS AGAINST LENDER, SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.
     9.14 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that Borrower shall not assign its rights or obligations hereunder without the prior written consent of Lender.

     9.15 No Fiduciary Relationship; Limitation of Liabilities.
          (A) No provision in this Agreement or in any of the other Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty by Lender to Borrower, First Life America or any Subsidiary.
          (B) Lender is a wholly-owned subsidiary of Borrower. Notwithstanding Borrower’s and Lender’s parent-subsidiary relationship to each other, both agree and acknowledge that the transaction contemplated by this Agreement, the Note, and all other Loan Documents was negotiated in good faith and at arm’s length, and is in both Borrower’s and Lender’s best interests. Further, Borrower and Lender agree and acknowledge that they were separately represented by independent counsel in the negotiation of this transaction.
          (C) Neither Lender nor any affiliate, officer, director, shareholder, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the transactions contemplated by the other Loan Documents.
     9.16 WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
     9.17 Construction. Borrower and Lender acknowledge that they have had the benefit of legal counsel of its own choice and have been afforded an opportunity to review this Agreement and the other Loan Documents with their legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.
     9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents, or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, to any amendments, waivers, consents or supplements, or to any other Loan Document by telecopier shall be as effective as delivery of a manually executed counterpart thereof.
     9.19 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers, any of their Affiliates, any of their respective shareholders or any other Person.
     9.20 Confidentiality.
          (A) Each of the parties hereto (each, a “Receiving Party”) agrees to treat any non-public information (“Confidential Information”) disclosed by one or more of the other parties hereto (the “Disclosing Party”) as confidential in accordance with the provisions of this subsection 9.20. The term “Confidential Information” does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by a Receiving Party or its Subsidiaries or affiliates in violation of this subsection 9.20, (ii) was or becomes available to the Receiving Party on a non- confidential basis from a source other than the Disclosing Party, (iii) is independently developed by the Receiving Party or (iv) is disclosed by the Disclosing Party to a third party without confidentiality restrictions similar to those set forth in this subsection 9.20.
          (B) Each Receiving Party hereby agrees that the Confidential Information will be used solely for the purpose of the transactions contemplated by this Agreement and that such Confidential Information will not be disclosed to anyone else; provided, however, that (i) any of such information may be disclosed to the Receiving Party’s Subsidiaries or affiliates who need to know such information for the purpose of effecting the transactions contemplated by this Agreement (it being understood that such Subsidiaries or affiliates shall be directed to treat such information confidentially), and (b) any disclosure of such Confidential Information may be made to which the Disclosing Party consents in writing. In addition, Confidential Information may, without breach hereof, be disclosed as required by law or pursuant to a request of a court of competent jurisdiction or government agency, provided that the Receiving Party, reasonably promptly after it gains knowledge thereof, gives the Disclosing Party written notice of such disclosure of Confidential Information, and provided further that the Receiving Party does not oppose the Disclosing Party’s efforts to obtain an adequate protective order for such Confidential Information.
     9.21 Patriot Act. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the terms of the Patriot Act. As used above, “Patriot Act” means the Uniting and Strengthening

America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended.
     9.22 OFAC. Borrower shall (a) ensure, and cause its Subsidiaries to ensure, that neither Borrower nor any Subsidiary or Affiliate is or shall be a Person with whom or which Lender is restricted from doing business under (i) regulations of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) including, without limitation, any Person listed on the Specifically Designated Nationals and Blocked Person List maintained by OFAC (or any similar list maintained by OFAC, collectively, the “OFAC List”), or (ii) any similar regulations, statutes, laws, lists, or executive orders established or promulgated by the United States government or any agency thereof (the regulations, statutes, laws, lists and executive orders referred to in clauses (i) and (ii) above are collectively referred to as the “Regulations”); (b) not use or permit the use of the proceeds of the Loan in a manner that would violate any Regulations; and (c) not, directly or indirectly, conduct any business with or engage in any transaction with any Person named on the OFAC List, any Person included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with, any Person named on the OFAC List, or any other Person with whom Borrower is restricted from doing business under any Regulations. If Borrower obtains any actual knowledge or receives any written notice that Borrower, any of its Affiliates or any of its Subsidiaries is named on the OFAC List (an “OFAC Event”), Borrower shall (i) promptly give written notice to Lender of such OFAC Event and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC List is located within the jurisdiction of the United States of America), including the Regulations, and Borrower hereby authorizes and consents to Lender taking any and all steps Lender deems necessary, in Lender’s sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the Regulations (including the freezing and/or blocking of assets and reporting such action to OFAC).
     WITNESS the due execution of this Agreement by the respective duly authorized officers or other authorized Persons of the undersigned as of the date first written above.

BORROWER

BROOKE CAPITAL CORPORATION

By: Name:	KYLE GARST Kyle Garst
Title:	President and CEO

LENDER

BROOKE CAPITAL ADVISORS

By: Name:	MICHAEL HESS Michael Hess
Title:	President and CEO